EXHIBIT 99

            PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:     John D. Milton, Jr.
 	     Chief Financial Officer      904/396-5733
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PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE THIRD
QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2009 AND SALE OF FLATBED TRUCKING OPERATIONS

Jacksonville, Florida; August 13, 2009 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported income from continuing operations of $.70 per diluted share in the third quarter of fiscal 2009, a decrease of 14.2% compared to $2,580,000 or $.83 per diluted share for the same period last year. Income from continuing operations for the first nine months of fiscal 2009 was $5,852,000 or $1.88 per diluted share for the first nine months of fiscal 2009 compared to $5,703,000 or $1.82 per diluted share for the same period last year.

Reduced miles driven in the transportation segment were more than offset by increased revenue per mile, higher gains on equipment sales and cost management. The real estate segment's results were impacted by lower royalty revenues, increased depreciation and maintenance expense for new buildings that are not leased, and severance costs but were assisted by increased capitalization of property taxes and interest expense. Net income for the first nine months of fiscal 2008 benefited from a gain on condemnation of land of $1,544,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,541,000, net of income tax benefits, for the Company's former President and CEO, whose retirement was effective February 6, 2008.

In June 2009 the Company offered for sale its flatbed trucking company, SunBelt Transport, Inc. ("SunBelt"). Discussions progressed such that an agreement of sale was completed August 12, 2009 and closed on August 13, 2009. Under the agreement, the Buyer purchased all of SunBelt's tractors and trailers, leased the Sunbelt terminal facilities in Jacksonville, Florida for 36 months at a rental of $5,000 per month and leased the terminal facilities in South Pittsburgh, Tennessee for 60 months at a rental of $5,000 per month with an option to purchase those Tennessee facilities at the end of the lease for payment of an additional $100,000. The purchase price received for the tractors and trailers and inventories was a $1 million cash payment and the delivery of a Promissory Note requiring 60 monthly payments of $130,000 each, secured by the assets of the business conveyed. The Company retained all pre-closing receivables and liabilities. SunBelt has been accounted for as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). All periods presented have been restated accordingly.


Third Quarter Operating Results. For the third quarter of fiscal 2009, consolidated revenues were $28,090,000, a decrease of $6,048,000 or 17.7% over the same quarter last year.

Transportation segment revenues were $22,604,000 in the third quarter of 2009, a decrease of $5,463,000 over the same quarter last year. Revenue miles in the current quarter were down 8.0% compared to the third quarter of 2008 due to the economic environment. Excluding fuel surcharges, revenue per mile increased 3.4% over the same quarter last year. The average price paid per gallon of diesel fuel decreased by $2.07 or 49.2% over the same quarter in fiscal 2008. Fuel surcharge revenue decreased $4,425,000.

                               Continued

501 Riverside Ave., Ste 500 / Jacksonville, Florida 32202 /(904) 396-5733

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Real Estate segment revenues for the third quarter of fiscal 2009 were
$5,486,000, a decrease of $585,000 or 9.6% over the same quarter last year. Lease revenue from developed properties decreased $159,000 or 3.8% due to reduced occupancy. Royalties and rent decreased $426,000 or 22.0% due to decreased demand for mined tons and a $120,000 decrease in revenues from timber sales.

Consolidated gross profit was $7,181,000 in the third quarter of fiscal 2009, a decrease of $997,000 or 12.2% compared to $8,178,000 in the same period last year. Gross profit in the transportation segment decreased $179,000 or 3.5% due to reduced miles driven and lower fuel surcharges mostly offset by improved insurance and loss experience and other cost management. Gross profit in the real estate segment decreased $818,000 or 26.8% from the third quarter 2008, due to decreased demand for tons mined, reduced occupancy of developed properties, increased cost from new buildings placed in service and severance costs partially offset by higher capitalization of real estate taxes.

Selling, general and administrative expenses decreased $296,000 (9.3%) over the same quarter last year primarily due to amounts paid to the Company's prior CFO who retired in the same quarter last year.

Income from continuing operations was $2,213,000 or $.70 per diluted share in the third quarter of fiscal 2009, a decrease of 14.2% compared to $2,580,000 or $.83 per diluted share for the same period last year.

The after tax loss from discontinued operations for the third quarter of fiscal 2009 was $2,615,000 versus income of $194,000 for the same period last year. Diluted loss on discontinued operations for the third quarter of fiscal 2009 was $.83 compared to diluted earnings of $.06 in the same quarter last year. The third quarter of fiscal 2009 includes a loss on the sale of $2,010,000 after tax or $.64 per diluted share.


Nine Months Operating Results. For the first nine months of fiscal 2009, consolidated revenues were $86,711,000, a decrease of $8,406,000 or 8.8% over the same period last year.

Transportation segment revenues were $69,108,000 in the first nine months of 2009, a decrease of $7,307,000 over the same period last year. Revenue miles in the first nine months of fiscal 2009 were down 5.1% compared to the first nine months of 2008 due to the economic environment. Excluding fuel surcharges, revenue per mile increased 4.8% over the same period last year. The average price paid per gallon of diesel fuel decreased by $1.32 or 37.1% over the same period last year. Fuel surcharge revenue decreased $6,952,000.

Real Estate segment revenues for the first nine months of fiscal 2009 were $17,603,000, a decrease of $1,099,000 or 5.9% over the same period last year. Lease revenue from developed properties decreased $150,000 or 1.2%. Royalties and rent decreased $949,000 or 16.1% due to decreased demand for mined tons.

Consolidated gross profit was $21,431,000 in the first nine months of fiscal 2009, a decrease of $518,000 or 2.4% compared to $21,949,000 in the same period last year. Gross profit in the transportation segment increased $920,000 or 7.3% due higher gains on equipment sales, increased revenue per mile, and cost management offsetting the reduced miles driven. Gross profit in the real estate segment decreased $1,438,000 or 15.4% from the first nine months of fiscal 2008, due to reduced demand for mined tons, expenses related to new building additions, and severance costs.



                                Continued


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Selling, general and administrative expenses decreased $2,399,000 over the same period last year. Fiscal year 2008 included $2,503,000 accrual of retirement benefits for the Company's previous President and Chief Executive Officer.

Gain from condemnation of land was $2,507,000 in the first six months of fiscal 2008 resulting from the taking by the Virginia Department of Transportation ("VDOT") of 28 acres on December 13, 2007. The Prince William County Property was purchased in December 2005 and the cost of the 28 acres taken by VDOT was $3,282,000.

Income from continuing operations was $5,852,000 or $1.88 per diluted share for the first nine months of fiscal 2009, an increase of 2.6% compared to $5,703,000 or $1.82 per diluted share for the same period last year.

The after tax loss from discontinued operations for the first nine months of fiscal 2009 was $3,098,000 compared to the after tax loss of $898,000 for the same period last year. Diluted loss per share on discontinued operations for the first nine months of fiscal 2009 was $1.00 compared to a loss of $.28 in the first nine months of fiscal 2008. The first nine months of fiscal 2009 includes a loss on the sale of $2,010,000 after tax or $.65 per diluted share.

Summary and Outlook. The flatbed and dry bulk tank portions of the transportation segment continue to face poor freight demand from the housing and commercial construction downturns. During the first six months of fiscal 2009, increased revenue per mile in the transportation segment and lower fuel expenses offset reduced demand for flatbed trucking services. However, the comparison was to a weak first half of
the prior year.   Business picked up in the second half of last year and
comparable increases did not occur in the third quarter and are not anticipated during the next months. In the real estate segment, revenues from mining royalties are expected to be down versus the prior year. Revenues from the leasing of developed buildings likewise are expected to weaken from existing levels as our three new buildings brought into service in the past twelve months continue to contribute no revenue
(but now add their fair share of depreciation and maintenance expense) and expiring leases, if renewed, will entail rent concessions from the existing levels. Prospective tenants for vacant space are significantly fewer than in the past few years, competition for their contracts are more intense and rental rates continue to decline from existing levels. The Company is not presently engaged in the construction of any new buildings.

On March 23, 2009, the Company's tank line subsidiary entered into an agreement to sell approximately 1.5 acres of land located in Escambia County, Florida for $1,950,000. The agreement of sale was subject to certain contingencies, including the satisfactory completion of the buyer's inspection period. The buyer elected to terminate the agreement on August 3, 2009.

 In July 2008, a subsidiary of the Company, FRP Bird River, LLC, entered into an agreement to sell approximately 121 acres of land in Baltimore County, Maryland to Mackenzie Investment Group, LLC. The purchase price for the property is $25,265,000, subject to certain potential purchase price adjustments. The agreement of sale is subject to certain contingencies including government approvals and closing may be two or more years away. The purchaser has placed non-refundable deposits of $1,000,000 under this contract in escrow including $650,000 in March 2009. Preliminary zoning approval for the number of residential units originally contemplated under the agreement's pricing contingencies has now been received and the time for any appeals from that approval expired during the last days of July 2009.

                             Continued

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements.
These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


	          PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                 (In thousands except per share amounts)



                                    Three Months      Nine Months
                                       Ended             Ended
                                      June 30           June 30
                                      -------           --------
                                   2009     2008     2009     2008
                                   ----     ----     ----     ----

Revenues                         $28,090   34,138   $86,711  95,117
Gross profit                      $7,181    8,178   $21,431  21,949
Income before taxes               $3,397    3,925    $9,359   9,169
Income from continuing operations $2,213    2,580    $5,852   5,703
Income (loss) from discontinued
 operations including loss on
 pending sale after taxes        ($2,615)     194   ($3,098)   (898)
Net income (loss)                  ($402)   2,774    $2,754   4,805

Earnings per common share:
 Income from continuing operations
     Basic                         $0.73     0.85     $1.93    1.88
     Diluted                       $0.70     0.83     $1.88    1.82
Income (loss) from discontinued
  operations including loss on
  pending sale after taxes
     Basic                        ($0.86)    0.07    ($1.02)  (0.30)
     Diluted                      ($0.83)    0.06    ($1.00)  (0.28)
Net income (loss)
     Basic                        ($0.13)    0.92     $0.91    1.58
     Diluted                      ($0.13)    0.89     $0.88    1.54
Weighted average common shares
 outstanding:
     Basic                         3,044    3,024     3,039   3,034
     Diluted                       3,123    3,114     3,114   3,130

                                    Continued

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                     PATRIOT TRANSPORTATION HOLDING, INC.
                     Condensed Balance Sheets (unaudited)
                          (Amounts in thousands)

                                             June 30      September 30
                                               2009           2008
                                            ---------     -------------

Cash and cash equivalents                 $    12,181    $        7,778
Accounts receivable, net                        5,956             9,834
Other current assets                            4,335             6,943
Property, plant and equipment, net            201,607           197,823
Investment in Brooksville Joint Venture         6,735             6,395
Other non-current assets                       15,534            15,970
Assets of discontinued operations              11,238            17,297
                                          -----------    --------------
  Total Assets                            $   257,586    $      262,040
                                          ===========    ==============

Current liabilities                       $    16,924    $       20,737
Long-term debt (excluding current
  maturities)                                  72,960            76,153
Deferred income taxes                          15,938            15,227
Other non-current liabilities                   4,652             4,694
Liabilities of discontinued operations          5,829             7,874
Shareholders' equity                          141,283           137,355
                                          -----------    --------------
  Total Liabilities and Shareholders'
     Equity                               $   257,586    $      262,040
                                          ===========    ==============



                     PATRIOT TRANSPORTATION HOLDING, INC.
                        Business Segments (unaudited)
                            (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                  Three Months Ended   Nine Months Ended
                                       June 30              June 30
                                       -------              -------
                                   2009        2008     2009        2008
                                   ----        ----     ----        ----

Transportation Revenues           $22,604    28,067     $69,108   76,415
Real Estate Revenues                5,486     6,071      17,603   18,702
                                  -------    ------     -------   ------

Total Revenues                    $28,090    34,138     $86,711   95,117
                                  =======    ======     =======   ======

Transportation Operating Profit   $ 2,961     3,003     $ 7,238    6,398
Real Estate Operating Profit        2,237     3,055       7,905    9,343
Corporate Expenses                   -911    -1,070      -3,267   -5,746
                                  -------    ------      ------   ------

Total Operating Profit             $4,287     4,988     $11,876    9,995
                                  =======    ======     =======   ======

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